As filed with the Securities and Exchange Commission on July 30, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933
MorphoSys AG
(Exact name of registrant as specified in its charter)
Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Semmelweisstrasse 7
82152 Planegg
Germany
Telephone: +49 89-89927-0
 (Address of Principal Executive Offices)
Employment Agreement
(Full title of the plan)
_____________________
C T Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent For Service)
Tel: +1 (212)-894-8940
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Stephan Hutter Skadden, Arps, Slate, Meagher & Flom LLP TaunusTurm Taunustor 1 60310 Frankfurt am Main Germany Tel: +49 69 74220 0
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, no par value	10,642	$137.82	$1,466,680.44	$182.60
(1)
This Registration Statement shall also cover any additional  ordinary shares, no par value (“Ordinary Shares”) of MorphoSys AG (the “Company”), that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Ordinary Shares registered hereunder.

(2)
Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price of the Ordinary Shares being registered hereby is not known and has been determined in accordance with Rule 457(h)(1) and 457(c) based on the average high and low price of the Ordinary Shares on July 27, 2018.

PART I.

 INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.
PART II.

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:
(a) The Registrant’s prospectus dated April 18, 2018 filed with the Commission on April 19, 2018 pursuant to Rule 424(b)(4) under the Securities Act;
(b) The Registrant’s Report of a Foreign Issuer on Form 6-K furnished to the Commission on June 15, 2018;
(c) The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38455) filed with the Commission on April 26, 2013.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and, to the extent designated therein, certain reports on Form 6-K the Registrant submits to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Under German law, the Registrant may not, as a general matter, indemnify members of its management board and supervisory board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of the Registrant. The Registrant will indemnify our management board and supervisory board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services for the Registrant.

The Registrant provides directors’ and officers’ liability insurance for the members of its management and supervisory boards against civil liabilities, including liability under the Securities Act, which they may incur in connection with their activities on behalf of the Registrant.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The list of exhibits is set forth under “Index of Exhibits” at the end of this registration statement and is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Planegg, Germany on this, the 30th day of July 2018.
MorphoSys AG

By:	/s/ Simon E. Moroney
Name: Dr. Simon E. Moroney
Title: Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Dr. Simon E. Moroney and Jens Holstein, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of MorphoSys AG, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated and on the 30th day of July 2018.
Signature	Title

/s/ Simon E. Moroney	Chief Executive Officer
Name: Dr. Simon E. Moroney

/s/ Jens Holstein	Chief Financial Officer and Principal
Name: Jens Holstein	Accounting Officer

/s/ Marc Cluzel	Chairman of the Supervisory Board
Name: Dr. Marc Cluzel

/s/ Frank Morich	Deputy Chairman of the Supervisory Board
Name: Dr. Frank Morich

/s/ Krisja Vermeylen	Member of the Supervisory Board
Name: Krisja Vermeylen

/s/ Wendy Johnson	Member of the Supervisory Board
Name: Wendy Johnson

/s/ George Golumbeski	Member of the Supervisory Board
Name: George Golumbeski

/s/ Michael Brosnan	Member of the Supervisory Board
Name: Michael Brosnan

/s/ Donald Puglisi	Authorized Representative in the United States
Name: Donald Puglisi

INDEX OF EXHIBITS
Exhibit Number	Description
4.1	Articles of Association of MorphoSys AG (incorporated herein by reference to Exhibit 3.1 to the registration statement on Form F-1, as amended (File No. 333-223843))
4.2	Specimen Certificate for Global Shares of the Registrant (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-223843))
4.3*	Employment Agreement
5.1*	Opinion of Charlotte Lohmann and Klaus de Wall
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Charlotte Lohmann and Klaus de Wall (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)

* Filed herewith.